Exhibit 10.1

FORM OF

MANAGEMENT AND ADVISORY AGREEMENT

dated as of             , 2011

by and between

SPRINGLEAF REIT INC.

and

SPRINGLEAF REIT MANAGEMENT LLC

i

ii

MANAGEMENT AND ADVISORY AGREEMENT

THIS MANAGEMENT AND ADVISORY AGREEMENT is made as of             , 2011 by and between SPRINGLEAF REIT INC., a Delaware corporation (the “Company”), and SPRINGLEAF REIT MANAGEMENT LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

W I T N E S S E T H :

WHEREAS, the Company has consummated an initial public offering (the “IPO”) of its common stock and, in connection therewith, the Company acquired a portfolio consisting of residential real estate loans from certain subsidiaries of Springleaf Finance, Inc.;

WHEREAS, the Company intends to invest in other loans originated by Springleaf Finance, Inc. and its subsidiaries, pursuant to a Strategic Alliance Agreement, and in similar assets offered by third parties;

WHEREAS, the Company does not intend to have any employees and, therefore, will require the assistance of an external manager;

WHEREAS, the Manager has been formed to act as the external manager of the Company;

WHEREAS, the Company and the Manager desire to enter into this Agreement to establish the terms and conditions upon which the Manager will manage and advise the Company.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions

The following terms have the meanings assigned them:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

(b) “Affiliate Stockholder” means any of the following Persons that own, directly or indirectly, shares of common stock of the Company: (A) any director of the Company who may be deemed an Affiliate of the Manager, (B) any director or officer of the Manager and (C) any investment funds (including any managed accounts) managed directly or indirectly by the Manager or its Affiliates.

(c) “Agreement” means this Management and Advisory Agreement, as amended from time to time.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Claim” has the meaning set forth in Section 11.4.

(f) “Code” means the Internal Revenue Code of 1986, as amended, including the regulations thereunder.

(g) “Company Confidential Information” has the meaning set forth in Section 6.2.

(h) “Company Indemnified Party” has the meaning set forth in Section 11.3.

(i) “Company Permitted Disclosure Parties” has the meaning set forth in Section 6.3.

(j) “Conduct Policies” has the meaning set forth in Section 7.7.

(k) “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities (other than debt securities) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(l) “Fair Market Value” means fair market value as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments. The appraisal shall be conducted by a nationally recognized appraisal firm mutually agreed upon by the Company and the Manager or, if the Company and the Manager are unable to agree upon an appraisal firm, then each of the Company and the Manager shall choose an independent appraisal firm to conduct an appraisal. In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the Fair Market Value will be deemed to be the average of such appraisals, and (ii) if the two appraisals differ by more than 20% of the higher of the two appraisals, the two appraisers together shall select a third nationally recognized appraisal firm to conduct an appraisal. If the two appraisers are unable to agree as to the identity of such third appraiser, either the Manager or the Company may request that the American Arbitration Association select the third appraiser, which shall then be selected by the American Arbitration Association. The Fair Market Value will then be deemed to be the amount determined by such third appraiser, but in no event less than the lower or more than the higher of the first two appraisals made.

(m) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership or the articles of formation and the operating agreement in the case of a limited liability company, in each case as may be amended from time to time.

(n) “Guidelines” has the meaning set forth in Section 2.3(a).

(o) “Identified Individual” means managers, members, partners, directors, officers, personnel or other agents of the Manager, any Person controlling or controlled by the Manager, and any Person providing sub-advisory services to the Manager.

(p) “Incentive Fee” means.

(q) “Incentive Fee Fair Value Amount” means an amount equal to the Incentive Fee determined as if our assets were sold for cash at their then current Fair Market Value.

(r) “Indemnified Party” has the meaning set forth in Section 11.3.

(s) “Independent Directors” means the members of the Board of Directors who have been determined to be “independent directors” in accordance with the rules of the New York Stock Exchange or any other exchange on which shares of the Company’s common stock are listed.

(t) “Initial Term” has the meaning set forth in Section 13.1.

(u) “Investment Company Act” means the Investment Company Act of 1940, as amended, including the regulations thereunder.

(v) “Investments” means actual or potential investments of the Company, as applicable.

(w) “IPO” has the meaning set forth in the preamble.

(x) “Losses” has the meaning set forth in Section 11.2.

(y) “Manager Confidential Information” has the meaning set forth in Section 6.3.

(z) “Manager Indemnified Party” has the meaning set forth in Section 11.2.

(aa) “Manager Permitted Disclosure Parties” has the meaning set forth in Section 6.2.

(bb) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

(cc) “REIT” means a real estate investment trust.

(dd) “Renewal Term” has the meaning set forth in Section 13.1.

(ee) “Starting Equity” means $        , which is the difference between the unpaid principal balance of the loans and securities owned by the Company as of the end of the month immediately preceding the closing date of the IPO and the unpaid principal balance of outstanding debt of the Company as of the end of the month immediately preceding the closing date of the IPO.

(ff) “Stockholders Agreement” means the stockholders agreement dated as of , 2011, by and among the Company, Springleaf REIT Holdings LLC and any other parties thereto, as such agreement may be amended from time to time.

(gg) “Stockholders’ Equity” for any period means (A) the sum of (i) Starting Equity, and (ii) the total net proceeds to the Company from any equity capital raised in connection with or after the date hereof by the Company or any Subsidiary (exclusive, with respect to any Subsidiary, of capital of such Subsidiary consisting of a capital contribution or other form of capital investment made by the Company or by another Subsidiary), and (iii) the value of contributions made by Persons other than the Company, from time to time, to the capital of any Subsidiary (reduced proportionately in the case of a Subsidiary to the extent that the Company owns, directly or indirectly, less than 100% of the equity interests in such Subsidiary), less (B) the sum of (i) any tax basis capital dividends or capital distributions made by the Company to its stockholders or, without duplication, by any Subsidiary to its stockholders or other equity holders (reduced proportionately in the case of a Subsidiary to the extent that the Company owns, directly or indirectly, less than 100% of the equity interests in such Subsidiary) and (ii) any repurchase, redemption, retirement or cancellation of any equity capital included in the foregoing clause (A)(ii).

(hh) “Strategic Alliance Agreement” means the agreement dated as of             , 2011, by and among the Company, Springleaf Finance Corporation and any other parties thereto, as such agreement may be amended from time to time.

(ii) “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which, at the time of determination, a majority of the shares of Voting Stock is beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(jj) “Termination Fee” means a fee equal to three times the sum of (i) the average annual Management Fee earned by the Manager during the 24-month period immediately preceding the date of which termination is effective, calculated as of the end of the most recently completed fiscal quarter prior to such date, and (ii) the greater of (x) the average annual Incentive Fee earned by the Manager during the 24-month period immediately preceding such date, calculated as of the end of the most recently completed fiscal quarter prior to such date, and (y) the Incentive Fee Fair Value Amount.

(kk) “Voting Stock” means, with respect to any Person, Equity Interests issued by such Person, the holders of which are ordinarily entitled to vote for the election of directors (or persons performing similar functions) of such Person.

Section 1.2 Interpretation

For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) Article and Section references are to Articles and Sections of this Agreement, unless otherwise specified, (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, and (vi) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified.

ARTICLE 2

APPOINTMENT AND DUTIES OF THE MANAGER

Section 2.1 Appointment

The Company hereby appoints the Manager to manage the assets and day-to-day operations of the Company and its Subsidiaries subject to the further terms and conditions set forth in this Agreement, and to the supervision of the Board of Directors. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties or Affiliates.

Section 2.2 Board Supervision

The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision and direction of the Company’s Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby.

Section 2.3 Duties

The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including (it being understood that, with respect to the duties of the Manager set forth in this Section 2.3, all references to the Company shall include the Company and the Subsidiaries):

(a) serving as the Company’s consultant with respect to the periodic review of the investment and borrowing criteria and parameters for Investments as set forth in the Company’s investment guidelines, any modifications to which shall be approved by a majority of the independent members of the Board of Directors (such guidelines as are in effect on the date hereof, as the same may be modified with such approval, the “Guidelines”);

(b) identifying, analyzing and selecting investment opportunities and negotiating, evaluating, acquiring, financing, retaining, monitoring, selling, restructuring, hedging or disposing of Investments, in each case consistent with the Guidelines;

(c) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors or other parties that provide the following services: real estate, investment banking, leasing, appraisal, mortgage brokerage, securities and other brokerage, underwriting, due diligence, insurance, legal, accounting, tax, auditing, financial, investor relations, administrative and all other services as may be required or deemed appropriate by the Manager relating to the Company’s operations and Investments; provided that the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates, in which case the Company will pay or reimburse the Manager or its Affiliates performing such services in accordance with Article 9;

(d) arranging, negotiating, executing and performing any type of financing arrangement, including credit facilities, securitizations, warehouse facilities, repurchase agreements and any other financing arrangement, that the Manager deems appropriate that is consistent with the Guidelines;

(e) coordinating and managing operations of any joint venture or co-investment interests held by the Company, and conducting all matters with the joint venture or co-investment partners;

(f) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(g) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

(h) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as appropriate (a) to satisfy the reporting and other requirements of any governmental bodies or agencies, stock exchanges or other trading markets and (b) to maintain effective relations with such holders;

(i) counseling the Board of Directors in connection with decisions to be made by the Board of Directors;

(j) developing and executing hedging strategies that are consistent with the Guidelines;

(k) counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code;

(l) counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

(m) assisting the Company in developing criteria for Investment purchase commitments that are tailored to the Company’s investment objectives and strategies and making available to the Company its knowledge and experience with respect to Investments;

(n) monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including, if requested, comparative information with respect to such operating and performance and budgeted or projected operating results;

(o) investing and re-investing any moneys and securities of the Company (including investing in short-term Investments pending investment in other assets, payment of fees, costs and expenses or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(p) assisting the Company in retaining qualified accountants and legal counsel, as needed, to (i) assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs, and if applicable, taxable REIT subsidiaries and (ii) conduct quarterly compliance reviews with respect thereto;

(q) assisting the Company in establishing subsidiaries, including one or more entities that qualify as “taxable REIT subsidiaries” or “qualified REIT subsidiaries” under the Code;

(r) assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(s) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including any federal or state licenses or authorizations necessary, appropriate or incidental to (i) owning residential real estate loans or any other assets or (ii) conducting any other activity permitted by the Guidelines;

(t) preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended, or by stock exchange requirements;

(u) assisting the Company in taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code applicable to REITs;

(v) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company or its assets may be subject;

(w) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(x) assisting the Company with all aspects of the Strategic Alliance Agreement, including: (i) using commercially reasonable efforts to cause the Company to perform its obligations under and otherwise comply with the Strategic Alliance Agreement; (ii) assisting the Company in monitoring the Strategic Alliance Agreement; (iii) negotiating and executing any amendments, supplements or waivers to the Strategic Alliance Agreement; and (iv) taking any action the Manager deems in good faith to be consistent with the terms of the Strategic Alliance Agreement;

(y) using commercially reasonable efforts to cause the Company to perform its obligations under and otherwise comply with the Stockholders Agreement;

(z) assisting the Company in obtaining and maintaining director and officer insurance for the Company’s officers and directors and any other insurance coverage that the Manager determines in good faith to be customarily carried by comparable companies;

(aa) performing any other management services as may be required from time to time and other activities relating to Investments as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances;

(bb) using commercially reasonable efforts to cause the Company to comply with all applicable laws; and

(cc) taking any action, or causing the Company or another Person to take any action, that the Manager deems appropriate in accordance with the terms of this Agreement.

Section 2.4 Reports

(a) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment (i) an appraisal prepared by an independent appraisal firm, (ii) reports and information on the Company’s operations and asset performance and (iii) other information reasonably requested by the Board of Directors.

(b) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, at the sole cost and expense of the Company, or cause to be prepared, all materials and data necessary to complete such reports and other materials, including an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(c) The Manager shall prepare, upon request by the Board of Directors, at the sole cost and expense to the Company, reports to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

Section 2.5 Excess Funds

Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions that result in the right of the Company to terminate this Agreement pursuant to Section 13.2(b), the Manager shall not be required to expend money (“Excess Funds”) in excess of amounts contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13.2(a) to terminate this Agreement due to the Manager’s unsatisfactory performance.

Section 2.6 Reliance on Experts

In performing its duties under this Article 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

ARTICLE 3

DEVOTION OF TIME; ADDITIONAL ACTIVITIES

Section 3.1 Management Team

The Manager will provide a management team, consisting of a Chief Executive Officer and a Chief Financial Officer of the Company, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder. The members of the management team shall devote such of their time to the management of the Company as the Board of Directors reasonably deems necessary and appropriate, commensurate with the level of activity of the Company at the applicable time. The Company shall have the benefit of Manager’s business judgment and effort in rendering services

Section 3.2 Devotion of Time

Except to the extent set forth in Section 3.1, nothing herein shall prevent the Manager or any of its Affiliates or any of the officers or employees of any of the foregoing (including any individuals who serve as officers or agents of the Company) from engaging in other businesses or from rendering services of any kind to any other Person (including any Affiliates of the Company), such as investing, or providing advisory service to others investing, in any type of real estate or real estate-related investment, including investments that meet the principal investment objectives of the Company.

Section 3.3 Service by Affiliates

Identified Individuals or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary to the extent permitted by the applicable Governing Instruments or by any resolutions duly adopted by the applicable board of directors or other governing body pursuant to the Governing Instruments of the Company or such Subsidiary. When executing documents or otherwise acting in such capacities for the Company or the applicable Subsidiary, such persons shall use their respective titles in the Company or the applicable Subsidiary.

ARTICLE 4

AGENCY

The Manager shall act as agent of the Company in providing any service to the Company pursuant to the terms of this Agreement, including making, evaluating, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties. For the avoidance of doubt, the Manager shall act as agent of the Company when taking any action that the Manager is permitted to take on behalf of the Company in accordance with the terms of this Agreement.

ARTICLE 5

BANK ACCOUNTS

The Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

ARTICLE 6

RECORDS; CONFIDENTIALITY

Section 6.1 Records

The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary with reasonable advance notice during normal business hours.

Section 6.2 Manager Confidentiality

The Manager shall keep confidential any and all non-public information related to the Company or any of the Subsidiaries, written or oral, obtained by it in connection with the services rendered hereunder (“Company Confidential Information”) and shall not use Company Confidential Information except in furtherance of its duties under this Agreement or disclose

Company Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Company Confidential Information for the purpose of rendering services hereunder or in accordance with the Strategic Alliance Agreement, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors, (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Company Confidential Information and to direct such Persons to treat such Company Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Company Confidential Information (A) upon the order of any court or administrative agency, (B) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (C) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (D) to its legal counsel or independent auditors; provided, however that with respect to clauses (A) and (B) above, it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Company Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Company Confidential Information that (A) is available to the public from a source other than the Manager (not resulting from the Manager’s violation of this Section 6.2), (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager (not resulting from the Manager’s violation of this Section 6.2) from a third-party which, to the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Company Confidential Information disclosed. For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Company and Manager have co-invested) shall be deemed to be included within the meaning of “Company Confidential Information” for purposes of the Company’s obligations pursuant to this Section 6.2. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6.3 Company Confidentiality

The Company shall keep confidential any and all non-public information related to the Manager, written or oral, obtained by the Company in connection with the services rendered hereunder (“Manager Confidential Information”) and shall not use Manager Confidential Information except in furtherance of its duties under this Agreement or disclose Manager Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisers who need to know such Manager Confidential Information for the purpose of rendering services hereunder or in accordance with the Strategic Alliance Agreement, (ii) to appraisers, financing sources and others in the ordinary course of the Manager’s business ((i) and (ii) collectively, “Company Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Manager or disclosure presentations to Manager investors, (iv) to governmental officials having jurisdiction over the Manager, (v) as requested by law or legal process to which the Company or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Manager. The Company agrees to inform each of its Company Permitted Disclosure Parties of the non-public nature of the Manager Confidential Information and to direct such Persons to treat such Manager Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Company from disclosing Manager Confidential Information (A) upon the order of any court or administrative agency, (B) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (C) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (D) to its legal counsel or independent auditors; provided, however that with respect to clauses (A) and (B) above, it is agreed that, so long as not legally prohibited, the Company will provide the Manager with prompt written notice of such order, request or demand so that the Manager may seek, at its sole expense, an appropriate protective order and/or waive the Company’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Company is required to disclose Manager Confidential Information, the Company may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Company agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Manager Confidential Information that (A) is available to the public from a source other than the Company (not resulting from the Company’s violation of this Section 6.3), (B) is released in writing by the Manager to the public or to persons who are not under similar obligation of confidentiality to the Manager, or (C) is obtained by the Company (not resulting from the Company’s violation of this Section 6.3) from a third-party which, to the Company’s knowledge, does not constitute breach by such third-party of an obligation of confidence with respect to the Manager Confidential Information disclosed. For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Company and Manager have co-invested) shall be deemed to be included within the meaning of “Manager Confidential Information” for purposes of the Company’s obligations pursuant to this Section 6.3. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

ARTICLE 7

OBLIGATIONS OF MANAGER; RELATED PARTY TRANSACTIONS

Section 7.1 Representations and Warranties

The Manager shall use commercially reasonable efforts to require each seller or transferor of Investments acquired to make to the Company such representations and warranties regarding such Investments as may, in the judgment of the Manager, be appropriate. The

Manager and the Company hereby agree and acknowledge that the representations and warranties contained in the Strategic Alliance Agreement (including any amendments thereto) comply with this Section 7.1. The Manager shall use commercially reasonable efforts to take such other action as it deems appropriate to protect the Company’s Investments.

Section 7.2 Compliance

The Manager shall refrain from any action that, in its sole judgment made in good faith, is not in compliance with the Guidelines or that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by such entity’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would violate the Guidelines, any such law, rule or regulation, or the Governing Instruments. Notwithstanding the foregoing, neither the Manager nor Identified Individuals shall be liable to the Company or any Subsidiary, the Board of Directors, or to the Company’s or any Subsidiary’s stockholders for any act or omission by the Manager or Identified Individuals, except as provided in Article 11.

Section 7.3 Related Party Transactions

The Manager shall not consummate any transaction that would constitute a “related party transaction” pursuant to Item 404 of Regulation S-K of the Securities Act of 1933, as amended, without the prior approval of a majority of the Independent Directors other than transactions effected in accordance with the terms of the Strategic Alliance Agreement, the Stockholders Agreement or any related party transaction policy adopted by the Nominating, Corporate Governance and Conflicts Committee (or other committee performing a similar function) of the Board of Directors, which shall consist entirely of Independent Directors.

Section 7.4 Non-compliance with Guidelines

The Board of Directors periodically reviews the Guidelines and the Company’s Investments. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, should be taken.

Section 7.5 Tangible Net Worth

The Manager shall at all times during the term of this Agreement (including the Initial Term and any Renewal Term) maintain a tangible net worth equal to or greater than $1,000,000.

Section 7.6 Insurance

The Manager shall at all times during the term of this Agreement (including the Initial Term and any Renewal Term) maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in amounts that are comparable to that customarily maintained by other managers of similar assets.

ARTICLE 8

COMPENSATION

Section 8.1 Management Fee

During the term of this Agreement, as the same may be extended from time to time, the Manager will receive an annual management fee (the “Management Fee”) equal to 1.50% of the Company’s Stockholders’ Equity. The Management Fee shall be calculated and paid in cash monthly in arrears based upon the weighted daily average of the Stockholders’ Equity of the Company for such month. The Management Fee shall be fully earned as of the last day of each month (or, if the Management Fee is calculated as of any other day of a month, then the Management Fee shall be fully earned as of such date), and the Management Fee shall be due and payable within eighteen (18) days after the end of each month. The Manager shall compute each installment of the Management Fee within fifteen (15) days after the end of each month. The Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13.2(a)(ii).

Section 8.2 Incentive Fee

In addition to the Management Fee otherwise payable hereunder, the Company shall pay the Manager an Incentive Fee.

Section 8.3 Payment in Stock

The Board of Directors may, by written notice to the Manager delivered ten (10) days prior to the date on which any payment of the Incentive Fee is payable, request that the Manager accept all or a portion of such payment in the form of issued shares of common stock of the Company, which notice shall specify the amount of the payment of the Incentive Fee, the amount thereof that the Company intends to pay in cash, if any, and the amount thereof that the Company intends to pay in the form of such shares of common stock of the Company in the number of such shares as determined by the Board of Directors. Within five (5) days following receipt of said notice, the Manager shall notify the Company in writing, such election to be made by the Manager in its sole discretion, whether it will accept such portion of such payment in the form of such shares and in such number of such shares.

Section 8.4 No Clawback

Neither the Management Fee nor the Incentive Fee shall be refundable once paid, shall be in addition to any other fees, costs and expenses payable to the Manager in accordance with the terms of this Agreement and shall not be subject to any right of set-off or counterclaim by the Company.

ARTICLE 9

EXPENSES OF THE COMPANY; REIMBURSEMENT OF THE MANAGER

Section 9.1 Reimbursable Expenses

The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”). Expenses include all costs and expenses that are expressly designated elsewhere in this Agreement as expenses to be paid by the Company, together with the following:

(i) all costs and expenses associated with the formation and capital raising activities of the Company and its Subsidiaries, if any, including the costs and expenses of (A) the preparation of the Company’s registration statements, (B) the initial public offering of the Company, (C) the original incorporation and initial organization of the Company, and (D) any subsequent offerings and any filing fees and costs of being a public company, including filings with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange (and any other exchange or over-the-counter market), among other such entities;

(ii) expenses in connection with, and transaction costs incident to, the acquisitions, disposition and financing of Investments;

(iii) travel and other out-of-pocket expenses incurred by Identified Individuals in connection with the evaluation, purchase, financing, refinancing, sale or other disposition of an Investment;

(iv) costs of services performed by third parties retained by the Manager (including Affiliates of the Manager) to provide real estate, investment banking, leasing, appraisal, mortgage brokerage, securities and other brokerage, underwriting, due diligence, insurance, legal, accounting, tax, auditing, financial, investor relations, administrative and all other services as may be required or deemed appropriate by the Manager; provided that if the Manager’s employees or Affiliates provide such services, then the Company will pay or reimburse the Manager or its Affiliates performing such services for the cost thereof (it being understood that such reimbursement is in addition to any fees or other reimbursements payable to the Manager under this Agreement), so long as, in the good faith determination of the Manager, such costs and reimbursements are no greater than those costs and reimbursements that would be payable to third parties engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(v) compensation and expenses of the Directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(vi) compensation and expenses of the Company’s custodian and transfer agent, if any;

(vii) the establishment and maintenance of any bank credit facilities (including term loans and revolving credit facilities), securitizations, warehouse facilities, repurchase agreements or other indebtedness of the Company or its Subsidiaries (including commitment fees, arrangement fees, agent fees, transaction fees, accounting fees, legal fees, as well as closing and other related costs) or any securities offerings of the Company or its Subsidiaries;

(viii) costs associated with any computer software or hardware to the extent that is used for the Company;

(ix) costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of assets of the Company or its Subsidiaries;

(x) costs and expenses relating to the Company’s business and investment operations, including the costs and expenses of evaluating, acquiring, financing, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xi) all costs and expenses incurred in connection with assisting the Company in obtaining or maintaining insurance;

(xii) expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or Investments separate from the office or offices of the Manager;

(xiii) expenses in connection with the payments of interest, dividends or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including in connection with any dividend reinvestment plan;

(xiv) expenses in connection with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its shareholders and proxy materials with respect to any meeting of the shareholders of the Company;

(xv) accounting and legal fees incurred by the Company or its Subsidiaries;

(xvi) costs and expenses incurred with respect to Bloomberg and other market data information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(xvii) the cost of maintaining compliance with all federal, state and local rules and regulations, licensing requirements and other requirements of any regulatory agency;

(xviii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xix) expenses incurred by the Manager in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager, in an amount that is comparable to that customarily maintained by other managers or servicers of similar assets; and

(xx) all other expenses actually incurred by the Manager that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

Section 9.2 Expenses of the Manager

Without regard to the amount of compensation received under this Agreement by the Manager, except as set forth in Section 9.1, the Manager shall bear the following expenses: (i) wages and salaries of the Manager’s officers and employees; (ii) rent attributable to the space occupied by the Manager; (iii) expenses incurred by the Manager in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager, in an amount that is comparable to that customarily maintained by other managers of similar assets and (iv) all other “overhead” expenses of the Manager.

ARTICLE 10

CALCULATIONS OF EXPENSES

The Manager shall prepare a statement documenting the Expenses of the Company and the Expenses incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within twenty (20) days after the end of each month. Expenses incurred by the Manager on behalf of the Company shall be reimbursed to the Manager in cash on a monthly basis on the first business day of the month immediately following the date of delivery of such statement.

ARTICLE 11

LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION

Section 11.1 Manager Responsibility

The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith, and it shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7.2. The Manager and Identified Individuals will not be liable to the Company or any Subsidiary, to the Board of Directors, or to the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by the Manager or Identified Individuals, pursuant to or in accordance with this

Agreement, except by reason of acts constituting bad faith, willful misconduct or gross negligence of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

Section 11.2 Indemnification of the Manager

The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager and Identified Individuals (each, a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively, “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct or gross negligence of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

Section 11.3 Indemnification of the Company

The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its directors and officers (each, a “Company Indemnified Party”, a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”), harmless of and from any and all Losses in respect of or arising from (i) the Manager’s bad faith, willful misconduct or gross negligence of its duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction, or (ii) claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

Section 11.4 Indemnification Procedures. In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Article 11; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Article 11. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, the rights of such Indemnified Party pursuant to the next succeeding sentence of this Article 11, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such

Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Article 11.

Section 11.5 Insurance Policies. The Indemnified Party shall seek recovery under any insurance policies by which such Indemnified Party is covered, and if such Indemnified Party recovers any amounts under any insurance policies, it shall be offset against the amount owed by the indemnifying party. If the Indemnified Party fails to seek such recovery, the indemnifying party shall be subrogated to the rights of the Indemnified Party under any applicable insurance policy of the Indemnified Party, and shall be entitled to recover under such policy up to the amount owed or paid by the indemnifying party to the Indemnified Party.

Section 11.6 Survival. The provisions of this Article 11 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 12

NO JOINT VENTURE

Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

ARTICLE 13

TERM; TERMINATION; TERMINATION FEE

Section 13.1 Term

Until this Agreement is terminated in accordance with this Article 13, this Agreement shall be in effect from the date of this Agreement until the date that is three (3) years after the date of this Agreement (such period, the “Initial Term”), and thereafter, subject to this Article 13, this Agreement shall be renewed automatically for consecutive one-year terms (each, a “Renewal Term”).

Section 13.2 Termination by the Company

(a) The Company shall have the right to terminate this Agreement upon the expiration of the Initial Term or any Renewal Term if at least two-thirds of the Independent Directors determine that (x) there has been unsatisfactory performance that is materially detrimental to the Company or (y) the Management Fee payable to the Manager is unfair; provided, that the Company shall not have the right to terminate this Agreement under clause (y) above if the Manager agrees to continue to provide the services under this Agreement at a fee that at least two-thirds of the Independent Directors have determined to be fair.

(i) If the Company elects to terminate this Agreement in accordance with Section 13.2(a), then subject to Section 13.2(a)(ii), the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in Section 13.2(a) not less than one hundred and eighty (180) days prior to the expiration of the then current term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than one hundred and eighty (180) days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date.

(ii) In the event that a Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate the Management Fee by delivering to the Company, no fewer than forty-five (45) days prior to the prospective Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and the Company agree to a revised Management Fee (or other compensation structure) within forty-five (45) days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the Management Fee shall be the revised Management Fee (or other compensation structure) then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee promptly upon reaching an agreement regarding such revised Management Fee. In the event that the Company and the Manager are unable to agree to a revised Management Fee during such forty-five (45) day period, this Agreement shall terminate, such termination to be effective on the date that is the later of ten (10) days following the end of such forty-five (45) day period and the Effective Termination Date originally set forth in the Termination Notice.

(b) The Company shall also have the right to terminate this Agreement effective upon sixty (60) days prior written notice of termination from the Company to the Manager in the event that the Manager, in its corporate capacity (as distinguished from the acts of any employees of the Manager that are taken without the complicity of senior management of the Manager): (i) commits fraud, misappropriates or embezzles funds of the Company; (ii) commits any other willful material violation of this Agreement that continues for a period of thirty (30) days after the Company delivers written notice thereof; (iii) acts grossly negligent in the performance of its duties under this Agreement; (iv) is subject to an order for relief in an involuntary bankruptcy case or authorizes or files a voluntary bankruptcy petition; or (v) dissolves.

Section 13.3 Termination by the Manager

(a) The Manager shall have the right to terminate this Agreement upon the expiration of the Initial Term or any Renewal Term by delivering to the Company prior written notice not less than one hundred and eighty (180) days prior to the expiration of the then current term. If the Manager so elects not to renew this Agreement, the Manager shall designate a termination date not less than one hundred and eighty (180) days from the date of the notice on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date.

(b) The Manager shall have the right to immediately terminate this Agreement in the event that the Company is required to register as an investment company under the Investment Company Act, by delivering written notice to the Company, and any such termination shall be effective immediately prior to the occurrence of such event.

(c) The Manager shall have the right to terminate this Agreement effective upon sixty (60) days prior written notice of termination to the Company in the event that the Company defaults in the performance or observance of any material term, condition or covenant contained in this Agreement and such default continues for a period of thirty (30) days after the Manager delivers written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period.

Section 13.4 Automatic Termination

This Agreement shall terminate automatically in the event that the Manager assigns this Agreement, in whole or in part, in contravention of Article 15.

Section 13.5 Termination Fee

The Company shall pay the Manager a Termination Fee on the date on which a termination pursuant to Section 13.2(a) or Section 13.3(c) is effective, provided that the Termination Fee shall become immediately due and payable in the event that the Company is required to register as an investment company under the Investment Company Act after the Manager has delivered notice of termination pursuant to Section 13.3(b) and the default with respect to which such notice was delivered has not been remedied as of the date that the Company is required to so register. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

Section 13.6 Effect of Termination

In the event that this Agreement is terminated, such termination shall be without any further liability or obligation of either party to the other party, except as provided in Section 13.5 and Article 14. In addition, Article 11 shall survive the termination of this Agreement.

ARTICLE 14

ACTION UPON TERMINATION

From and after the effective date of termination of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be immediately paid all compensation accruing to the effective date of termination and, if applicable, the Termination Fee. As soon as practicable after the effective date of termination, the Manager shall:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

ARTICLE 15

ASSIGNMENT

Section 15.1 Assignment by the Manager

(a) Except as set forth in Section 15.1(b), the Manager shall not assign this Agreement in whole or in part without the prior written consent of a majority of the Independent Directors; provided, however, that for so long as the Company and the Manager are Affiliates, no such consent shall be required in the case of an assignment by the Manager to an entity whose day-to-day business and operations are managed and supervised by an Affiliate of the Manager. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Article 2 to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment and provided such assignment does not require the Company’s approval under the Investment Advisors Act of 1940, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

Section 15.2 Assignment by the Company

The Company shall not assign this Agreement without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization that is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement. Any such assignment attempted or effected without obtaining the necessary prior written consent of the Manager shall be null and void.

ARTICLE 16

RELEASE OF MONEY OR OTHER PROPERTY

The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than sixty (60) days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the first sentence of this Article 16. The Company and any Subsidiary shall indemnify the Manager and Identified Individuals against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever that arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Article 16. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Article 11.

ARTICLE 17

MISCELLANEOUS

Section 17.1 Notices

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission, (iv) delivery by electronic mail, or (v) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

(a)	If to the Company:

Springleaf REIT Inc.

c/o Springleaf Finance, Inc.

601 N.W. Second Street

Evansville, IN 47708

Attention: General Counsel

(b)	If to the Manager:

c/o Springleaf REIT Management LLC

c/o Springleaf Finance, Inc.

601 N.W. Second Street

Evansville, IN 47708

Attention: General Counsel

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17.1 for the giving of notice.

Section 17.2 Binding Nature of Agreement; Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 17.3 Entire Agreement

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing.

Section 17.4 Controlling Law

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary. THE PARTIES HERETO WAIVE THEIR RIGHT TO A JURY TRY WITH RESPECT TO DISPUTES HEREUNDER.

Section 17.5 Submission To Jurisdiction

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY

HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND THE APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS FOR NOTICES SET FORTH HEREIN. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 17.6 Indulgences, Not Waivers

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 17.7 Headings Not to Affect Interpretation

The section headings contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

Section 17.8 Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 17.9 Provisions Separable

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. The parties hereto shall endeavor in good faith negotiations to replace any invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid or unenforceable provision, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:
SPRINGLEAF REIT INC., a Delaware corporation
By:
Name:
Title:
MANAGER:
SPRINGLEAF REIT MANAGEMENT LLC, a Delaware limited liability company
By:
Name:
Title: